UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Paramount Capital Asset Management, Inc.
   787 Seventh Avenue
   NY, NY 10019
2. Date of Event Requiring Statement (Month/Day/Year)
   10/30/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Xenometrix, Inc. (XENO)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |  34,000              |   D            |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
 Warrants               | 10/25/95|10/25/00 |Common Stock           | 30,000  |$7.0875   |D            |                           |
 Warrants               | 09/25/97|09/25/02 |Common Stock           |166,665  |$2.14816  |D            |                           |
 Warrants               | 10/7/97 |10/7/02  |Common Stock           | 83,333  |$2.14816  |D            |                           |
 Warrants               | 10/21/97|10/21/02 |Common Stock           | 83,332  |$2.14816  |D            |                           |
                        |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
See Attachment A.
SIGNATURE OF REPORTING PERSON
/s/Lindsay A. Rosenwald, M.D
----------------------------
Lindsay A. Rosenwald, M.D, President
Paramount Capital Asset Management, Inc.
DATE
11/10/97

                              ATTACHMENT TO FORM 3

Paramount Capital Asset Management, Inc. ("Paramount Capital"), is the General Partner of the Aries Domestic Fund, L.P. (the "Partnership"), and serves as the investment manager to The Aries Fund, a Cayman Islands trust, (the "Trust") which each owns securities of the Issuer. Lindsay A. Rosenwald, M.D., is the sole shareholder of Paramount Capital. Paramount Capital and Dr. Rosenwald may be deemed to have voting and investment control over the securities of the Issuer owned by the Trust and the Partnership under Rule 16a-1(a)(1). Paramount Capital and Dr. Rosenwald disclaim beneficial ownership of the securities held by the Partnership and the Trust, except to the extent of their pecuniary interest therein, if any.